EXHIBIT 4.31

Schedule identifying material details of warrants issued by the Company Substantially identical to the Warrant filed in Exhibit 4.30

DATE    WARRANT NUMBER OF  EXERCISE PRICE
ISSUED WARRANT HOLDER  NO. SHARES  EXPIRATION DATE

1/31/00 Leonard H. Timmel  E-1 50,000  Exercise price:  $3.00
       Expires:  1/31/2003

1/31/00 Satya P. Garg  E-2 100,000  Exercise price:  $3.00
       Expires:  1/31/2003

NOTE:  All share amounts and exercise prices reflect pre-split values.